JOHN HANCOCK CAPITAL SERIES
                         -John Hancock Core Equity Fund
                              101 Huntington Avenue
                                Boston, MA 02199


                 AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT

         It is hereby agreed that on February 26, 2002, the Trustees voted to amend Section 5 of the Fund's Sub-Investment Management Contract. The amendment reduced the compensation to the Sub-Adviser, effective as of the close of business on June 7, 2002. The first sentence of Section 5 is hereby deleted and replaced with the following:

         For all services to be rendered, facilities furnished and expenses paid or assumed by the Sub-Adviser as herein provided for the Fund, the Adviser will pay the Sub-Adviser quarterly, in arrears, a fee at the annual rate of 51% of the investment advisory fee payable to the Adviser.


Executed this 7th day of June, 2002


                           JOHN HANCOCK CAPITAL SERIES
                           on behalf of John Hancock Core Equity Fund


                           By:  /s/Maureen R. Ford
                               ------------------------------------------------
                               President, Chairman, and Chief Executive Officer


                           JOHN HANCOCK ADVISERS, LLC


                           By: /s/ Susan S. Newton
                               ---------------------------------------------
                               Senior Vice President and Corporate Secretary


                           INDEPENDENCE INVESTMENT, LLC


                           By: Mark C. Lapman
                               ------------------